UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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SINO GREEN LAND CORPORATION
(Name of Registrant as Specified in Its Charter)

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SINO GREEN LAND CORPORATION
6/F No.947,Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guang Zhou
People’s Republic of China

NOTICE IS HEREBY GIVEN, that the holders of more than a majority of the outstanding shares of common stock of Sino Green Land Corporation, a Nevada corporation, have taken the following actions without a meeting of shareholders in accordance with Section 78.320 of the Nevada Revised Statutes:

(1)       The election of six directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

This action will become effective on the 20th day after this information statement is mailed to our shareholders.

The enclosed information statement contains information pertaining to the matter acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors /s/ Xiong Luo Xiong Luo Chief Executive Officer

Guang Zhou, China
May 3, 2011

SINO GREEN LAND CORPORATION
6/F No.947,Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guang Zhou
People’s Republic of China
 + 86 20 84890337

INFORMATION STATEMENT

Action by Written Consent of Shareholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of shareholders taken without a meeting of proposals to approve the actions described in this information statement.  We are mailing this information statement to our shareholders on or about May 6, 2011. No action is requested or required on your part.

What action was taken by written consent?

We obtained shareholder consent to the following action:

•
The election of the following six directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; Xinxin Guo, Ka Lim (Louis) Liu, Xiong Luo, Lei Shi, Karen Tse and Wai Yin Cheng.

How many shares of common stock were outstanding on the date that we received shareholder approval?

On May 3, 2011, the date on which we received consent for the above items, there were 213,512,924 shares of common stock, par value $0.001 per share, outstanding.

What vote was obtained to elect directors and to approve the other proposals described in this information statement?

We obtained the consent of the holders of 109,416,354 shares of common stock, representing 51.25% of our outstanding common stock, on May 3, 2011.  As a result, we have obtained all shareholder approval necessary under Nevada law for the election of directors.

The consent was given by Grand Will Investment Group Limited, Logo International Holdings Limited, Long Rich Global Invest Ltd, Welldone Investment Development Limited, Zheng Feng Holdings Limited, Well Best Group Limited, Xueyan Lin and Wai Yin Cheng.

Who is paying the cost of this information statement and the payments for fractional shares in the reverse split?

We will pay for preparing, printing and mailing this information statement.  Only one information statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this information statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.  We estimate our legal, transfer agency, printing, mailing and related costs associated with this information statement will be approximately $10,000.

When will the above action become effective?

This information statement is first being mailed or furnished to our shareholders on or about May 2, 2011 and the actions described in this information statement will become effective on or about the 20th day thereafter.

ELECTION OF DIRECTORS

Directors are elected annually by the shareholders to serve until the next annual meeting of shareholders and until their respective successors are duly elected. Our by-laws provide that the board of directors shall consist of between one and nine directors, as determined by the board of directors.  Our board of directors currently consists of four directors and the board has increased the number of directors to six, effective with the effectiveness of the election of directors as set forth in this information statement.  Each nominee will serve for a term of one year and until his or her successor is elected and qualified or until the director’s earlier resignation or removal. None of the directors were elected at a meeting at which proxies were solicited.  One director, Xiong Luo, was elected by the vote of a majority of the shareholders without a meeting, and his election was disclosed in an information statement.

The directors named in this information statement were elected by the holders of a majority of the shares of our common stock, and the nominating committee was not involved in the selection of the directors.

All of the directors have consented to being named in this information statement and to serve. The following table sets forth certain information concerning the directors.

Name	Age	Principal Occupation or Employment	Director Since
Xinxin Guo	34	Director, Somerley Limited Beijing Representative Office	--
Ka Lim (Louis) Liu	55	Director, United Simsen Securities, Ltd.; director, United Pacific Industries Limited	--
Xiong Luo	55	President and chief executive officer	2009
Lei Shi	37	Executive director, Bohai Industrial Investment Fund Management Co., Ltd.	--
Karen Tse*	45	Director for APAC Regional Investment & Integration Management for Royal Bank of Scotland	2010
Wai Yin Cheng	48	Director, Grand Will Investment Group Limited	--

*	Member of the audit, compensation and corporate governance/nominating committees.

Xinxin Guo has been employed by Somerley Limited Beijing Representative Office, a specialist financial service company and securities company based in Hong Kong which licensed by the Hong Kong Securities and Futures Commission, since December 2006, serving as director since January 2009 and as senior manager from December 2006 until December 2009.  From May 2005, and was a senior finance manager for China GSD Logistics Pte. Ltd., a Singapore-based holding company.    Ms. Guo, a chartered financial analyst, is a non-executive member of the Chinese Institute of Certified Public Accountants. Ms. Guo received her bachelor’s degree in international accountancy and her masters’ degree in accounting from Tsinghua University, School of Economics and Management.  Ms. Guo’s accounting background is important for her services as a director.

Ka Lim (Louis) Liu has been executive director of United Simsen Securities Ltd., a Hong Kong–based securities firm, since May 2010, and a director of United Pacific Industries Limited, a PRC-based manufacturing company, since January 2011.  Mr. Liu is a fellow member of The Chartered Association of Certified Accountants, an associate member of The Hong Kong Society of Accountants and a member of the Hong Kong Securities Institute. Mr. Liu’s accounting and securities experience and his business background in general qualify him for service as a director.

Xiong Luo has been a chief executive officer and president since October 2010 and a director since February 2009.  Mr. Luo served as our chief operating officer from January 15, 2009 until April 28, 2010.  Mr. Luo is also our corporate secretary, which is not an executive officer.  He also served as chief operating officer of our BVI subsidiary, Organic Region, since 2006.  Mr. Luo has also served as the general manager of our PRC operating subsidiaries, Zhuhai Organic and Guangzhou Organic, since 2004.  Mr. Luo has more than 20 years’ experience in enterprise planning and operations.  Prior to joining us, Mr. Luo served from 2001 to 2004, as general manager and managing director of China Environmental Protection Industry Ltd., from 1998 to 2001, as general manager of Beijing World Oasis Technology Limited; from 1997 to 1998, as general manager of Beijing Chunyi Industry Ltd., and from 1991 to 1997 as general manager of the Zhuhai Guanli plastic machinery plant.  Mr. Luo graduated from Guangdong South China Agricultural University in 1985 with a B.A. Degree and holds seven patents, two of which are related to inventions. We believe that Mr. Luo’s experience in the sale of food products in China, including his service as a senior executive officer of Organic Region, a company of which he was co-founder, prior to the reverse acquisition in 2009, qualify him to serve as a director.

Lei Shi has been executive director and investment committee member of Bohai Industrial Investment Fund Management Co., Inc., which manages the first RMB-denominated private equity fund in China, since 2007.  From 2000 until 2007, Mr. Shi worked in the Beijing, Shanghai, Boston and Hong Kong offices of A. T. Kearney, an international management consulting firm.  Mr. Shi received two bachelor of engineering degrees and a master of engineering degree from Tsinghua University.  Mr. Shi’s experience at both Bohai and A.T. Kearney give him the ability to help us to develop our business as we seek to implement our distribution hub in Guang Zhong as well as to improve our internal controls.

Karen Tse has served as a director for APAC Regional Investment & Integration Management with the Royal Bank of Scotland since 2008.  From 1997 to 2008, Ms. Tse worked in various offices of JP Morgan Securities and Chase Securities, Inc. in New York, Tokyo and Hong Kong, during which she accumulated extensive knowledge and experience in corporate advisory, due diligence, capital markets fundraising, and private banking.  Most recently she served as vice president and regional business manager for JPMorgan covering M&A Advisory and Capital Markets Origination across the Asia Pacific region.  Ms. Tse received a BBA in finance and economics from the University of Iowa.   We believe that Ms. Tse’s knowledge and experience in investment banking and her experience in evaluating and understanding businesses qualify her to serve as a director.

Wai Yin Cheng is director of Grand Will Investment Group Limited, whose business is to hold stock in our company. From 2008 until 2010, Ms. Cheng was a property manager for Omega Property Company Limited (Macau).  From 1991 until 2008, Ms. Cheng was a senior merchandiser for Riking Fashion Accessories Manufacturing Company.  Ms. Cheng is the widow of our former chairman and chief executive officer, Anson Yiu Ming Fong. Ms. Cheng’s experience in projects and operations management qualify her as a director.

There is no family relationship among any of our officers or directors.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has three committees, all of which were formed in July 2010 – the audit committee, the compensation committee and the corporate governance/nominating committee.   We have three directors who are independent directors as defined by Nasdaq – Xinxin Guo, Ka Lim (Louis) Liu and Karen Tse.  All three committees will be comprised of at least three independent directors, and the board of directors will appoint the committees after their election becomes effective.

During 2010, our audit, compensation and corporate governance/nominating committees were comprised of three independent directors – Danvil Kin Hang Chan, Karen Tse, and Jeremy Goodwin.

Our audit committee is involved in discussions with our independent registered accounting firm with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.  A copy of the audit committee’s current charter is available on our website at http://content.stockpr.com/sgla/files/SGLA+-+Audit+Committee+Charter.pdf.

The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally.  If so authorized by the board of directors, the committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt.  The compensation committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee.  Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations.  The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers.   A copy of the compensation committee’s current charter is available on our website at http://content.stockpr.com/sgla/files/SGLA+-+CompensationCommitteeCharter.pdf.

The nominating committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers.  The qualifications of any candidate for director will be subject to the same extensive general and specific criteria applicable to director candidates generally.  A copy of the nominating committee’s current charter is available on our website at http://content.stockpr.com/sgla/files/SGLA+-+Nominating+Committee+Charter.pdf.

When considering potential director-nominees, the nominating committee also will consider the current composition of our board and our evolving needs, including expertise, diversity and balance of inside, outside and independent directors. Although we do not have a formal policy for the consideration of diversity in identifying director-nominees, the nominating committee recognizes the benefits associated with a diverse board, and strives to create diversity in perspective, background and experience in the board as a whole when identifying and selecting director-nominees. On an annual basis, as part of the board’s self-evaluation, the board assesses whether the mix of board members is appropriate for us.

Board and Committee Attendance

The board and its committees held the following number of meetings during the 2010 since the formation of the committees in July 2010:

Board of directors	5
Audit committee	0
Compensation committee	0
Corporate governance/nominating committee	0

The number of meetings includes meetings that were held by means of a conference call and does not include actions taken by unanimous written consent.

Each director, other than Jeremy Goodwin, attended at least 75% of the total number of meetings of the board and those committees on which he served during the year.  Our non-management directors did not meet in executive session during 2010.

Code of Ethics

We have adopted a code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A copy of the code of ethics is available on our website at http://content.stockpr.com/sgla/files/SGLA+code+of+ethics.pdf.

Section 16(a) Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the 2010, except that Danvil Kin Hang Chan and Karen Tse were delinquent in filing Forms 3 and 4.

Compensation of Directors

During 2010, we had agreements with our directors, Mr. Anson Yiu Ming Fong, Mr. Chi Ming Leung, and Mr. Xiong Luo.  Under these agreements, we paid Mr. Fong annual compensation of at the annual rate of approximately $160,000, Mr. Leung annual compensation at the rate of $45,000 per annum and Mr. Luo annual fee at the rate of approximately $75,000, as consideration for their services as directors. The compensation of Mr. Leung and Mr. Luo as a director is in addition to their compensation as an officer, with Mr. Leung receiving total compensation of $81,000 and Mr. Luo receiving total compensation of $128,000.   The total compensation for Mr. Fong, Mr. Leung and Mr. Luo is set forth in the Summary Compensation Table. Mr. Fong’s agreement terminated in October 2010 upon his death.  In June 2010, we authorized the issuance of 2,000,000 shares of common stock to Mr. Fong, which vested in quarterly installments.  As of the date of Mr. Fong’s death, all of his shares had vested, of which 500,000 shares were issued and 1,500,000 are to be issued upon receipt of information from Mr. Fong’s estate.

On February 1, 2009, we entered into an agreement with Mr. Jeremy Goodwin, pursuant to which we agreed to pay Mr. Goodwin compensation of $3,500 per month for serving as a director. In addition, we agreed to award to Mr. Goodwin 12,500 restricted shares of common stock every three months, as long as Mr. Goodwin continues to serve as an independent director.  As of December 31, 2010, we had agreed to issue 37,500 shares of common stock to Mr. Goodwin for services during 2010.  The following table sets forth information as to compensation for 2010 paid to each director whose compensation is not included in the summary compensation table.

In connection with the election of Danvil Kin Hang Chan and Karen Tse as directors in July 2010, we entered into agreements with Mr. Chan and Ms. Tse pursuant to which they would each receive, as compensation for service as a director, 25,000 shares of common stock for each three month period that they serve as a director.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Jeremy Goodwin	$50,000	$7,500	$--	$57,500
Danvil Kin Hang Chan	--	10,000	--	10,000
Karen Tse	--	10,000	--	10,000

The stock awards represent the value of the stock accrued by the directors during 2010, representing 37,500 shares for Mr. Goodwin, and 50,000 each for Mr. Chan and Ms. Tse.

Communications with our Board of Directors

Any shareholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Mr. Han Lin, corporate secretary, Sino Green Land Corporation, 6/F No.947,Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, People’s Republic of China. Mr. Lin will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

INDEPENDENT PUBLIC ACCOUNTANTS

Kabani & Company, Inc. served as our independent registered public accounting firm for the fiscal year ended December 31, 2010.  The following table sets forth the fees billed by our principal independent accountants, Kabani, for each of our last two fiscal years for the categories of services indicated.

	Year Ended December 31,
Category	2010	2009
Audit Fees	$116,000	$87,500
Audit Related Fees	25,000	9,000
Tax Fees	0	0
All Other Fees	0	0

Audit fees consist of fees billed for the audit of our annual financial statements, review of our Form 10-K and services that are normally provided by the accountant in connection with year-end statutory and regulatory filings or engagements.

Audit-related fees consist of fees billed for the review of our quarterly financial statements, review of our forms 10-Q and 8-K and services that are normally provided by the accountant in connection with non year-end statutory and regulatory filings on engagements.

Tax fees consist of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.  There were no tax fees in 2010 or 2009.

Other fees.  The services provided by our accountants within this category relate to advice and other services relating to SEC matters, registration statement review, accounting issues and client conferences.  There were no other fees in 2010 or 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  The audit committee may also pre-approve particular services on a case-by-case basis.  Since the appointment of the audit committee in July 2010, all accounting services were pre-approved by the audit committee.

Change in Independent Registered Accounting Firm

Prior to the reverse acquisition in January 2009, our independent registered public accounting firm was Schumacher & Associates, Inc., while the independent registered public accounting firm of our operating subsidiary was Kabani.  At the time of the reverse acquisition we were a shell company and were not engaged in any business.  On January 15, 2009, concurrent with reverse acquisition, our board of directors approved the dismissal of Schumacher as our independent auditor, effective immediately.  Concurrent with the decision to dismiss Schumacher as our independent auditor, our board of directors elected to continue the existing relationship of Organic Region with Kabani and appointed Kabani as our independent auditor.

Schumacher's reports on our financial statements as of and for the fiscal years ended May 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended May 31, 2008 and 2007 contained a statement of substantial doubt regarding our ability to continue as a going concern.

During the fiscal years ended May 31, 2008 and 2007 and through Schumacher's dismissal on January 15, 2009, there were (1) no disagreements with Schumacher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Schumacher, would have caused Schumacher to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted Kabani with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Kabani concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as to shares of common stock beneficially owned as of May 2, 2011, by:

•	Each director and nominee for director;
•	Each officer named in the summary compensation table;
•	Each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	All directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned		Percentage

Wai Yin Cheng c/o Sino Green Land Corporation 6/F No. 947, Qiao Xing Road Shi Qiao Town, Pan Yu District Guangzhou, People’s Republic of China	36,700,635	(1)	16.9%

Grand Will Investment Group Ltd. OMC Chambers P.O. Box 3152 Road Town, Tortola British Virgin Islands	30,618,207	(1)	14.0%

Long Rich Global Invest Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	4,082,428	(1)	1.8%

Xiong Luo c/o Sino Green Land Corporation 6/F No. 947, Qiao Xing Road Shi Qiao Town, Pan Yu District Guangzhou, People’s Republic of China	31,618,207	(2)	14.5%

Logo International Holdings Ltd. Pelm Grove House P.O. Box 438 Road Town, Tortola British Virgin Islands	30,618,207	(2)	14.0%

T Squared Capital LLC T Squared Investments LLC 1325 Sixth Avenue New York, New York 10019	22,585,547	(3)	9.99%

Well Best Group Limited P.O. Box 957, Offshore Incorporation Center Road Town, Tortola, British Virgin Islands	15,243,852	(4)	7.1%

Xuevan Lin C3, Yuncheng Wholesale Market, 338 Zengcha Road, Changzhou, China	15,243,852		7.1%

Jeremy Goodwin	100,000	(5)	*

Danvil Kin Hang Chan	75,000	(6)	*

Karen Tse	75,000	(6)	*

Xinxin Guo	0		0.0%

Ka Lim (Louis) Liu	0		0.0%

Lei Shi	0		0.0%

All officers and directors as a group (six individuals beneficially owning stock)	32,524,457	(2),(5),(6)	32.4%
________
*   Less than 1%.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of May 2, 2011. The totals include shares that were issuable pursuant to employment agreements prior to May 2, 2011 and do not include shares which are issuable or vest pursuant to employment agreements subsequent to May 2, 2011.

(1)           The 36,700,635 shares of common stock beneficially owned by Ms. Cheng, individually and as beneficiary of the estate of Anson  Yiu Ming Fong, our former chief executive officer, represents (i) 30,618,207 shares that are held by Ms. Cheng through Grand Will Investment Group Limited, a BVI company owned and controlled by Mr. Fong prior to his death; (ii) 4,082,428 shares that are held indirectly by Ms. Cheng, through Long Rich Global Invest Limited, a BVI company owned and controlled by Ms. Cheng, and (iii) 500,000 shares which had been owned by Mr. Fong directly and are beneficially owned by Ms. Cheng.  If shares beneficially owned by Ms. Cheng were included, the total number of shares beneficially owned by officers and directors would be 69,225,092, or 32.4% of the outstanding common stock.  In addition, Ms. Cheng would be the beneficial owner of 1,500,000 shares which are to be issued to the estate of Mr. Fong.

(2)           Represents (i) 30,618,207 shares that are jointly held by Xiong Luo and his wife, Lili Mao, through Logo International Holdings Limited, a BVI company owned and controlled by them, and (ii) 2,000,000 shares owned by Mr. Luo directly.  Shares owned by Mr. Luo do not include 625,000 shares beneficially owned by Mr. Luo’s brother.

(3)            T Squared Capital is the manager of T Squared Investments and T Squared China Fund.  T Squared Investments owns 8,968,653 outstanding shares of common stock, warrants to purchase 15,000,000 shares of common stock and shares of series A preferred stock which are convertible into 10,903,987 shares of common stock.  T Squared China Fund owns 1,291,750 outstanding shares of common stock and warrants to purchase 500,000 shares of common stock.   Both T Squared Investments and T Squared China Fund are managed by T Squared Capital, and each of Mark C. Jensen and Thomas Sauve, managing members of T Squared Capital, acting singly, has the power to vote and dispose of the shares beneficially owned by T Squared Investments and T Squared China Fund. The warrants and the certificate of designation for the series A preferred stock prohibit exercise or conversion to the extent that such exercise or conversion would result in the holders and its affiliates beneficially owning more than 9.99% of our outstanding common stock. The number of shares beneficially owned by T Squared Capital and T Squared Investment reflect the number of shares which would result in their holding being not greater than 9.99% of the outstanding common stock.  T Squared Investments disclaims beneficial interest in securities owned by T Squared China Fund.

(4)           Wei Wang has power to vote and dispose of the shares owned by Well Best Group Limited.

(5)           Pursuant to our agreement with Mr. Goodwin, we agreed to issue to him 12,500 shares of common stock for each quarter that he serves as a director, commencing February 2009.  As of May 2, 2011, we had issued 100,000 shares to Mr. Goodwin.

(6)           Represents, with respect to each of Ms. Tse and Mr. Chan, 75,000 shares of common stock which are issuable and accrued as of May 2, 2011, pursuant to their director agreements with us, of which 50,000 shares had been issued at that date.

Except as otherwise indicated, each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.

MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Age	Position
Xiong Luo	55	Chief executive officer and president
Yan Pan	43	Chief operating officer
Huasong Sheena Shen	38	Chief financial officer

All of our officers serve at the pleasure of the board of directors. Mr. Luo is a member of the board of directors. See “Election of Directors” for information concerning Mr. Luo. There is no family relationship between any of our executive officers.

Yan Pan has been our chief operating officer since May 1, 2010.  Mr. Pan was a vice president of operations for us from July 2009 until April 28, 2010.  From 2007 to July 2009, Mr. Pan served as director of the luxury product business for Vasto, an Italian menswear brand owned by a Chinese family, where he oversaw brand positioning, product development, retail development and supplier management. From 2001 to 2007, Mr. Pan served as general manager of the Chinese operations of a Swedish outsourcing company, Outsource Supply Management, where he was responsible for overseeing client servicing, suppliers and overall strategic business development from 2001 to 2007. Mr. Pan holds a bachelor of arts degree from Dr. Sun Yat Sen University in China with a major in English literature, and he took courses for an MBA degree at Rutgers University.

Huasong Sheena Shen has been chief financial officer since October 2010.  She served as vice president – finance from April 28, 2010 until October 2010.  From April 28, 2007 until November 2009, Ms. Shen was managing partner of Great Wall Research LLC, a financial and accounting consulting firm which provided services to Chinese companies listed in the United States.  From November 2006 until March 2007, Ms. Shen was chief financial officer of Masada Group Technologies Corporation, a technology company.  From May 2000 until October 2006, Ms. Shen was employed by JP Morgan Chase in different capacities, with her final position being financial manager – global credit risk management operations from February 2005 until October 2006.  Mr. Shen received her BS degree in accounting from Brigham Young University Hawaii and her MBA in finance from the University of Connecticut.  Ms. Shen is a certified public accountant and a chartered financial analyst.

SUMMARY COMPENSATION TABLES

The following tables set forth below a summary of the dollar values of the compensation provided in 2010 and 2009 to each person who served as our principal executive or financial officer during 2010.  No other officer received compensation of $100,000 or more during 2010.

Name	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
-
Xiong Luo, chairman and chief executive officer 1	2010 2009	$140,967 128,000	-	$200,000 -	-	$340,967 128,000
Anson Yiu Ming Fong, chief executive officer2	2010 2009	99,122 160,000	- -	100,000 -	-	199,122 160,000
Chi Ming Lueng, chief executive officer3	2010 2009	- 81,000	-	-	-	- 81,000
Huasong Sheena Shen, chief financial officer4	2010	67,002	-	25,000	-	92,002
Yong Qing Ma, chief financial officer5	2010 2009	27,692 36,923	- -	- -	- -	27,692 36,923

1
On January 15, 2009, in connection with the reverse acquisition, Xiong Luo, who was chief operating officer of Organic Region, became our chief operating officer.  Mr. Luo received $53,000 in his capacity as our chief operating officer and $75,000 in his capacity as a director. In October 2010, Mr. Luo was elected as chief executive officer and president.

2
On January 15, 2009, in connection with the reverse acquisition, Anson Yiu Ming Fong, who was co-founder of Organic region, became our chairman.  He served as chief executive officer from May 2010 until October 2010.  Mr. Fong resigned as chief executive officer and president in October 2010 and passed away later that month.  Mr. Fong received his compensation for 2009 and 2010 in his capacity as a director.

3
On January 15, 2009, in connection with the reverse acquisition, Chi Ming Leung, who was chief executive officer of Organic Region, became our chief executive officer.  Mr. Leung received compensation of $35,000 is his capacity of chief executive officer and $46,000 in his capacity as a director. Mr. Leung’s employment terminated May 1, 2010. Mr. Leung did not receive any compensation from the Company in 2010.

4
Ms. Shen was appointed chief financial officer in October 2010.  Ms. Shen was appointed vice president – finance in April 2010.  Ms. Shen’s compensation includes compensation for serving in both capacities.  The stock awards represents the value of 12,500 shares of common stock value at the market price on the date of issuance.

5
On January 15, 2009, in connection with the reverse acquisition, Yong Qing Ma, who was chief financial officer of Organic Region, became our chief financial officer.  Ms. Ma resigned as chief financial officer in September 2010.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. We do not believe that this provision will affect the deductibility of our compensation to our chief executive officer under his employment agreement.

Employment Agreements

Prior to our reverse acquisition, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders and is reflected in the Summary Compensation Table.  Effective January 15, 2009, we entered into employment agreements with our executives to provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Leung’s employment agreement provided for an annual salary of approximately $35,000, and Mr. Luo’s employment agreement provides for an annual salary of approximately $53,000.  Mr. Leung’s employment was terminated on May 1, 2010.  Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time.  Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

In connection with Anson Yiu Ming Fong’s election as our chief executive officer and president in May 2010, we entered into a one-year employment agreement with Mr. Fong an annual salary of $46,500, in addition to his compensation as a director of $160,000, as described under “Management – Compensation of Directors.”

On October 8, 2010, we entered into an employment agreement with Xiong Luo with an initial term ending on October 31, 2011. Pursuant to the agreement, Mr. Luo shall receive an initial annual salary of $160,000.  The agreement also confirms the vesting provisions for the 2,000,000 shares of common stock which were authorized for issuance to Mr. Luo in June 2010 and vest in quarterly installments of 500,000 shares on each of June 21, 2010, September 21, 2010, December 21, 2010 and March 21, 2011, provided that Mr. Luo is employed by the Company on those dates, except that, in certain cases, including his death or termination of his employment without cause, the unvested shares vest immediately.  As of December 31, 2010, we had issued the 1,000,000 vested shares to Mr. Luo, and the remaining shares were issued as of their vesting dates.  The agreement may be terminated by us without cause on 30 days prior written notice.

On November 5, 2010, we entered into an employment agreement with Huasong Sheena Shen with an initial term ending on October 31, 2011. Pursuant to the agreement, Ms. Shen shall receive an initial annual salary of $108,000, subject to adjustment.  Ms. Shen shall also receive 500,000 shares of common stock, which vest in quarterly installments of 125,000 shares on each of October 15, 2010, January 15, 2011, April 15, 2011, and July 15, 2011, provided that Ms. Shen is employed by the Company on those dates, except that, in certain cases, including her death or termination of her employment without cause, the unvested shares vest immediately.  As of December 31, 2010, we had issued the 125,000 vested shares to Ms. Shen, and the remaining shares will be issued as of the vesting dates.  The agreement may be terminated by us without cause on 30 days prior written notice.

On May 1, 2010, we entered into an employment agreement with Yan Pan pursuant to which Mr. Pan will be employed by us as our chief operating officer and which provided for Mr. Pan to receive an annual salary of $54,000 as well as 1,000,000 shares of common stock.  On October 1, 2010, the Company entered into an amended and restated employment agreement with Mr. Pan, with an initial term ending on September 30, 2011.  Pursuant to the agreement, Mr. Pan shall receive an initial annual salary of $84,000, subject to adjustment.  We previously authorized the issuance of 1,000,000 shares to Mr. Pan, and the restated employment agreement provided that these vest in quarterly installments of 250,000 shares on each of June 21, 2010, September 21, 2010, December 21, 2010 and March 21, 2011, provided that Mr. Pan is employed by the Company on those dates, except that, in certain cases, including his death or termination of his employment without cause, the unvested shares vest immediately.  As of December 31, 2010, we had issued the 500,000 vested shares to Mr. Pan, and the remaining shares were issued as of the vesting dates.  The agreement may be terminated us without cause on 30 days prior written notice.

RELATED PARTY TRANSACTIONS

We have an agreement with Mr. Xiong Luo, a director who was formerly our chief operating officer, who is the owner and holder of the business license for Guangzhou Greenland.  Pursuant to this agreement, Organic Region provides consulting services, including business operations, human resources and research and development services, to Mr. Luo, the holder of licenses necessary for Guangzhou Organic to operate the fruit trading business in China, in connection with Guangzhou Organic, an entity owned and controlled by him. In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Organic and we obtained the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approval all matters requiring shareholder approval. Mr. Luo also irrevocably granted us an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agrees to entrust all the rights to exercise their voting power to the person appointed by us. Guangzhou Greenland is considered a variable interest entity under FIN 46(R), and its financial statements are included in our consolidated financial statements. Guangzhou Greenland made the lease payments relating to the land on which our produce is grown with funds generated from its operations.

In June 2010, we authorized the issuance of a total of 7,195,000 shares of common stock to our employees and consultants, of which 2,000,000 were to be issued to each of Fong Yiu Ming Anson and Xiong Luo.  These shares vest in four equal quarterly installments, with the first 500,000 shares vesting on the date of grant.  These shares also include the 1,000,000 shares that were issued to Yan Pan pursuant to his employment agreement as described under “Management – Employment Agreements.”  As of December 31, 2010, we had issued 1,000,000 shares to Mr. Luo, 500,000 shares to Mr. Pan and 500,000 shares to Mr. Fong. We issued 500,000 shares to Mr. Luo and 250,000 shares to Mr. Pan in January 2011. Under certain conditions, including the death of an officer prior to the vesting of all of the shares, the unvested shares vest immediately.  Except for shares issuable pursuant to employment agreements and director agreements, no other shares were issued to our officers or directors.

OTHER INFORMATION

Financial Statements

Our audited financial statements, which include our consolidated balance sheets at December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2010, are included in our Form 10-K for the year ended December 31, 2010.

Copies of our Form 10-K for the year ended December 31, 2010 may be obtained without charge by writing to Mr. Han Lin, corporate secretary, Sino Green Land Corporation, 6/F No.947,Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, People’s Republic of China. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. Copies of our Form 10-K are available on our website at http://ir.stockpr.com/sinogreenland/sec-filings. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

Deadline for Submission of Shareholder Proposals for the 2012Annual Meeting

Proposals of shareholders intended to be presented at the 2012Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than December 15, 2011to be included in the proxy statement for that meeting.

In addition, in order for a shareholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than January 15, 2012.  If notice of any shareholder proposal is received after January 15, 2012, then the notice will be considered untimely and we are not required to present such proposal at the 2012 annual meeting. If the board of directors chooses to present a proposal submitted after January 15, 2012 at the 2012 annual meeting, then the persons named in proxies solicited by the board of directors for the 2012 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors /s/ Xiong Luo Xiong Luo Chief Executive Officer

Guang Zhou, China
May 3, 2011